EXHIBIT 99.1

Certification of Principal Executive Officer and
Principal Financial Officer

31 CFR Section 30.15 —Certification for Years following First Fiscal Year

1st Source Corporation - UST #292

We, Christopher J. Murphy III and Larry E. Lentych, certify, based on our knowledge, that:

(i)	The compensation committee of 1st Source Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to 1st Source Corporation;

(ii)	The compensation committee of 1st Source Corporation has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of 1st Source Corporation and has identified any features of the employee compensation plans that pose risks to 1st Source Corporation and has limited those features to ensure that 1st Source Corporation is not unnecessarily exposed to risks;

(iii)	The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of 1st Source Corporation to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of 1st Source Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)	The compensation committee of 1st Source Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value off 1st Source Corporation;
(B)	Employee compensation plans that unnecessarily expose 1st Source Corporation to risks; and
(C)	Employee compensation plans that could encourage the manipulation of reported earnings of 1st Source Corporation to enhance the compensation of an employee;

(vi)	1st Source Corporation has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	1st Source Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii)	1st Source Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix)	1st Source Corporation and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)	1st Source Corporation will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi)	1st Source Corporation will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)	1st Source Corporation will disclose whether 1st Source Corporation, the board of directors of 1st Source Corporation, or the compensation committee of 1st Source Corporation has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)	1st Source Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section III of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv)	1st Source Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between 1st Source Corporation and Treasury, including any amendments;

(xv)	1st Source Corporation has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

/s/ Christopher J. Murphy III	Date: January 31, 2011
Christopher J. Murphy III
Chairman of the Board and CEO

And

/s/ Larry E. Lentych	Date: January 31, 2011
Larry E. Lentych
Senior Vice President, Treasurer and CFO